Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-132658 on Form S-3 of our reports dated March 9, 2006, relating to the financial statements and financial statement schedule of Entergy Mississippi, Inc., and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Entergy Mississippi, Inc. for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New Orleans, Louisiana
June 5, 2006